News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

CHRISTINE M. MCCARTHY OF THE WALT DISNEY COMPANY
NEWLY ELECTED TO P&G BOARD OF DIRECTORS

P&G Shareholders Elect All 12 P&G Directors at 2019 Annual Meeting

CINCINNATI, October 8, 2019 – The Procter & Gamble Company (NYSE:PG) today announced that at its 2019 Annual Meeting of Shareholders, Christine M. McCarthy was newly elected to its Board of Directors, effective immediately. P&G shareholders elected all 12 P&G Directors, including Ms. McCarthy and 11 incumbent Directors, according to preliminary voting results.

Ms. McCarthy has served as Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company since 2015, where she oversees the Company’s worldwide finance organization, which includes brand and franchise management, corporate alliances, corporate real estate, corporate strategy, enterprise controllership, enterprise social responsibility, enterprise technology, financial planning and analysis, global product and labor standards, investor relations, risk management, tax, and treasury.

“Christine is a highly accomplished leader, bringing to P&G’s Board extensive strategy, leadership, and risk management skills and valuable corporate governance experience,” said David Taylor, P&G’s Chairman of the Board, President and Chief Executive Officer. “Her extensive knowledge of complex financial analysis and reporting for a global, consumer-facing company like Disney will be an invaluable contribution to the Company. We are extremely pleased to welcome Christine to P&G’s Board of Directors.”

Prior to her appointment as Chief Financial Officer, she held positions of increasing responsibility at Disney, most recently as Executive Vice President, Corporate Real Estate, Alliances and Treasurer from 2005 to 2015. Ms. McCarthy is also a member of the board of directors of FM Global, a Trustee of the Westridge School in Pasadena, California, a director of the Board of Advisors for UCLA Anderson and a member of the Board of Trustees of the Carnegie Institution for Science.

At P&G’s 2019 Annual Meeting, Company shareholders also adopted Board proposals to ratify the appointment of P&G's independent registered public accounting firm, for an advisory vote on executive compensation, and to adopt the Procter & Gamble 2019 Stock and Incentive Compensation Plan.

The results of the vote announced today are considered preliminary until final results are tabulated and certified by the independent Inspector of Elections. Final results will be reported on a Form 8-K that will be filed with the U.S. Securities and Exchange Commission, at which time they will become available on www.pginvestor.com and www.sec.gov.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

#   #   #
P&G Media Contact:
Jennifer Corso, +1-513-983-2570

P&G Investor Relations Contact:
John Chevalier, +1-513-983-9974